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                                                                      Exhibit 99


EXCHANGE NATIONAL BANCSHARES ANNOUNCES 2ND QUARTER EARNINGS INCREASED 25% Jefferson City, MO
July 28, 2006

Exchange National Bancshares of Jefferson City, MO (NASDAQ: EXJF), a financial services company, announced today second quarter earnings of $0.70 per diluted share, up 25% from diluted earnings per share of $0.56 a year ago.

Net income for the 3 months ended June 30, 2006 of $2,933,000 increased $588,000 when compared to the second quarter of 2005.

For the six months ended June 30, 2006, Exchange National Bancshares earned $1.34 per diluted share, up 23% from diluted earnings per share of $1.09 a year ago. Net income for the six months ended June 30, 2006 of $5,622,000 increased $1,039,000 when compared to the first six months of 2005.

"We are pleased with our second quarter and year-to-date results," said Chairman & CEO James E. Smith. "We are seeing the positive effects of our Bank 10 acquisition which was completed May 2, 2005 and of our expansion into the Lee's Summit and Branson markets."

Net interest income increased $1.8 million or 22% for the second quarter of 2006 versus the same quarter in 2005. This increase resulted from improvement in our net interest margin and from a higher volume of earning assets. The net interest margin on a tax equivalent basis increased to 3.90% during the second quarter compared to 3.34% for the same quarter of 2005. The second quarter margin was slightly higher than the 3.83% reported in the first quarter of 2006.

For the three months ended June 30, 2006, return on average equity was 11.79% and return on average assets was 1.02%. For the six months ended June 30, 2006, return on average equity was 11.47% and return on average assets was 0.99%.

Comparing June 30, 2006 balances to December 31, 2005, total assets increased 3.1% to $1,161,586,000. Total loans grew 2.6% to $825,035,000, while investment securities increased 3.5% to $185,918,000. Total deposits increased 2.0% to $898,849,000. During the same period, stockholders' equity increased 3.0% to $99,625,000 or 8.6% of total assets.

ABOUT EXCHANGE NATIONAL BANCSHARES

Exchange National Bancshares, Inc., a multi-bank holding company headquartered in Jefferson City, Missouri, is the parent company of The Exchange National Bank of Jefferson City with locations in California, Tipton and St. Robert; Citizens Union State Bank & Trust of Clinton with locations in Springfield, Lee's Summit, Branson, Windsor, Collins and Osceola; Bank 10 with locations in Belton, Drexel, Harrisonville, Independence and Raymore; and Osage Valley Bank of Warsaw.

Statements made in this press release that suggest Exchange National Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ


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materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.

Contact:          Kathleen Bruegenhemke
                  Senior Vice President, Investor Relations
                  TEL: 573.761.6100   FAX: 573.761.6272
                  www.exchangebancshares.com


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FINANCIAL SUMMARY

(UNAUDITED)

Balance sheet information:                    June 30, 2006       December 31, 2005
 Loans, net of allowance
    for loan losses                          $  825,034,722        $  804,450,102
 Debt and equity securities                     185,918,197           179,691,826
 Total assets                                 1,161,585,977         1,126,470,476
 Deposits                                       898,849,310           881,455,206
 Stockholders' equity                            99,625,354            96,732,865

                                               Three Months          Three Months
Statement of income information:           Ended June 30, 2006   Ended June 30, 2005
 Total interest income                       $   17,929,821        $   13,887,263
 Total interest expense                           8,095,272             5,811,106
 Net interest income                              9,834,549             8,076,157
 Provision for loan losses                          310,500               237,667
 Noninterest income                               2,249,180             1,797,191
 Noninterest expense                              7,457,467             6,260,857
 Income taxes                                     1,382,577             1,030,021
 Net income                                       2,933,185             2,344,803

                                                Six Months            Six Months
Statement of income information:           Ended June 30, 2006   Ended June 30, 2005
 Total interest income                       $   34,722,687        $   25,414,641
 Total interest expense                          15,429,592            10,251,373
 Net interest income                             19,293,095            15,163,268
 Provision for loan losses                          628,000               473,167
 Noninterest income                               4,275,091             3,128,535
 Noninterest expense                             14,769,059            11,236,115
 Income taxes                                     2,549,335             2,000,104
 Net income                                       5,621,792             4,582,417